Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2014 Financial Results

HERCULES, CA - August 5, 2014 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2014.

Second-quarter reported revenues were $536.8 million, up 2.2 percent compared to $525.3 million reported for the second quarter of 2013. On a currency-neutral basis, quarterly revenues increased 1.1 percent compared to the same period last year. Second-quarter gross margin was 55.4 percent compared to 57.1 percent reported during the same quarter in 2013. The net decline in gross margin is largely attributable to product mix and continued pricing pressures in the diagnostics market.

Net income for the second quarter of 2014 was $31.6 million, or $1.09 per share on a fully diluted basis, compared to $34.6 million, or $1.20 per share, respectively, during the same period last year.

On a reported basis, year-to-date revenues were up 2.1 percent to $1.05 billion compared to $1.02 billion for the first two quarters of 2013. On a currency-neutral basis, revenues grew 2.0 percent.

Year-to-date net income for 2014 was $38.3 million, or $1.32 per share on a fully diluted basis, compared to $54.8 million, or $1.90 per share, respectively, during the same period in 2013.

The lower net income for the first half of 2014 when compared to the same period last year, was primarily driven by lower gross margins, higher SG&A that includes a $9.8 million accrual in the first quarter resulting from the Company’s efforts to resolve the previously disclosed investigation of the Company in connection with the United States Foreign Corrupt Practices Act, and an increase in R&D expense as a result of our current quarter acquisition of GnuBIO, Inc. In contrast to the first half of 2013, the tax rate for the first six months of 2014 is higher as it did not include a benefit of the U.S. research & development tax credit. Cash flow was strong for the six months ended June 30, 2014 compared to the same period last year, as cash provided by operations was $149.8 million in 2014 versus $43.8 million last year. This strength was largely due to an increase in customer collections, as well as a decrease in interest paid in the first half of 2014 related to the redemption of Senior Subordinated Notes in 2013.

“Although we continued to see softness in some markets during the second quarter, we are encouraged by an increase in sales in many parts of the world,” said Norman Schwartz, Bio‑Rad Chief Executive Officer. “As the year continues, we will remain focused on new products and systems that will help us grow our business.”

Life Science
Life Science segment net sales for the second quarter of 2014 were $170.3 million, essentially flat, when compared to the same period last year. On a currency-neutral basis, Life Science segment net sales decreased by 1.1 percent compared to the same quarter last year. Although sales increased in both Europe and the U.S. during the second quarter of 2014, the timing of orders in Asia, most notably in China, had a negative impact on results compared to the second quarter of 2013. This performance was somewhat offset by growth of the Company’s Droplet Digital™ PCR, process chromatography, and cell biology products.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter of 2014 were $362.9 million, up 3.2 percent compared to the same quarter last year. On a currency-neutral basis, net sales increased 2.1 percent. While sales increased in China and emerging markets in the second quarter of 2014, this was partially offset by a decline in Europe. During the quarter, Bio-Rad announced the launch of two new kits for its fully-automated BioPlex® 2200 system: the BioPlex® HIVAg-Ab kit, a first-in-class 5th generation HIV test, and the BioPlex® Vitamin D kit. Both kits were launched in markets outside the U.S.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 5, 2014. Interested parties may access the call by dialing 866-318-8617 (in the U.S.) or 617-399-5136 (international), passcode: 33283045.

A live webcast of the conference call may be accessed in the Investor Relations section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), passcode: 48074970, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site and may be accessed in the Investor Relations section.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs approximately 7,750 people worldwide and had revenues exceeding $2.1 billion in 2013. For more information, visit our website at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$536,832	$525,321	$1,046,176	$1,024,993
Cost of goods sold	239,590	225,220	473,645	453,480
Gross profit	297,242	300,101	572,531	571,513
Selling, general and administrative expense	195,838	195,331	398,113	381,248
Research and development expense	55,717	51,841	108,260	102,184
Income from operations	45,687	52,929	66,158	88,081
Interest expense	5,564	11,664	9,421	22,641
Foreign currency exchange (gains) losses, net	(286)	865	2,451	2,393
Other (income) expense, net	(8,388)	(8,644)	(9,049)	(10,044)
Income before income taxes	48,797	49,044	63,335	73,091
Provision for income taxes	(17,166)	(14,442)	(25,036)	(18,317)
Net income including noncontrolling interests	31,631	34,602	38,299	54,774
Net income attributable to noncontrolling interests	—	—	—	(21)
Net income attributable to Bio-Rad	$31,631	$34,602	$38,299	$54,753

Basic earnings per share:
Net income per basic share attributable to Bio-Rad	$1.10	$1.21	$1.33	$1.92
Weighted average common shares - basic	28,826	28,538	28,809	28,516

Diluted earnings per share:
Net income per diluted share attributable to Bio-Rad	$1.09	$1.20	$1.32	$1.90
Weighted average common shares - diluted	29,092	28,868	29,076	28,843

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$384,670	$331,551
Short-term investments	262,908	277,369
Accounts receivable, net	378,891	422,660
Inventories, net	520,642	501,291
Other current assets	220,383	214,985
Total current assets	1,767,494	1,747,856

Property, plant and equipment, net	440,326	429,355
Goodwill, net	535,223	517,770
Purchased intangibles, net	292,547	266,188
Other assets	432,161	427,621
Total assets	$3,467,751	$3,388,790

Current liabilities:
Accounts payable	$125,461	$148,510
Accrued payroll and employee benefits	134,905	130,658
Notes payable and current maturities of long-term debt	1,725	1,786
Income taxes payable and deferred tax liabilities	28,264	20,948
Other current liabilities	189,893	185,570
Total current liabilities	480,248	487,472

Long-term debt, net of current maturities	435,607	435,615
Other long-term liabilities	301,952	278,981
Total liabilities	1,217,807	1,202,068

Total stockholders’ equity	2,249,944	2,186,722
Total liabilities and stockholders’ equity	$3,467,751	$3,388,790

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$1,087,487	$1,006,345
Cash paid to suppliers and employees	(918,152)	(911,227)
Interest paid	(10,912)	(24,681)
Income tax payments	(17,059)	(42,102)
Other operating activities	8,460	15,419
Net cash provided by operating activities	149,824	43,754
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(42,010)	(65,883)
Other investing activities	(59,928)	(68,683)
Net cash used in investing activities	(101,938)	(134,566)
Cash flows from financing activities:
Payments on long-term borrowings	(118)	(123)
Other financing activities	6,416	(6,013)
Net cash provided by (used in) financing activities	6,298	(6,136)
Effect of foreign exchange rate changes on cash	(1,065)	559
Net increase (decrease) in cash and cash equivalents	53,119	(96,389)
Cash and cash equivalents at beginning of period	331,551	463,388
Cash and cash equivalents at end of period	$384,670	$366,999

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$38,299	$54,774
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	73,007	68,211
Changes in working capital	38,045	(90,568)
Other	473	11,337
Net cash provided by operating activities	$149,824	$43,754